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                                                                    News Release

                      AMKOR CORRECTS 2ND QUARTER PRO FORMA
                     LOSS PER SHARE FROM ($0.44) TO ($0.50)
                    CORRECTING THE PRO FORMA TAX EFFECT FOR
              SPECIAL CHARGES AND THE CHANGE IN EFFECTIVE TAX RATE

CHANDLER, AZ, July 31, 2002 - Amkor Technology, Inc. (Nasdaq: AMKR) has corrected its pro forma loss per share for the second quarter of 2002. In its financial results released on July 30, 2002 for the quarter ending June 30, 2002, Amkor reported a second quarter 2002 net loss of $384 million, or ($2.33) per share. Amkor said the loss included $311 million, or $1.89 per share, in special charges and impairment of Amkor's equity investment in Anam Semiconductor. Excluding these charges, Amkor said its pro forma second quarter loss was $73 million, or ($0.44) per share. Pro forma second quarter loss should have been reported as $82 million or ($0.50) per share.

The earnings per share impact of the $311 million of charges should have been reported as $1.81 per share instead of $1.89 per share (difference of $.08 per share) to properly reflect the tax benefit of the special charges. In addition, the second quarter pro forma loss should have excluded $3 million, or $.02 per share, recorded during the quarter to reflect the change in the effective tax rate from 20.5% to 18%. Accordingly, pro forma second quarter loss should have been reported as $82 million or ($0.50) per share to exclude these charges and the impact of the change in the effective tax rate.

All other information in the press release including the U.S. GAAP financial statements presented in the supplemental financial statement information did not change.

Amkor is the world's largest provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company's SEC filings and on Amkor's web site: www.amkor.com.

Contact:
     Amkor Technology, Inc.
     VP Corporate Communications
     Jeffrey Luth, 480/821-2408 ext. 5130
     jluth@amkor.com